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                                                                   Exhibit 10.11

                              Employment Agreement

Agreement made as of the 7th day of December 1999 between The Lamaur Corporation, a Delaware Corporation, with offices at 5601 East River Road, Fridley, MN 55432, (hereinafter referred to as Company) and Lawrence Pesin residing at 700 Astri Terrace, Valley Cottage, NY 10989 (hereinafter referred to as Employee).

1. Employment and Duties: The Company, a public Corporation, hereby employs Employee as the Chief Executive Officer of Company to perform Executive duties generally accepted as the duties such titles entail. Such duties will include, but not be limited to: managing the Company's resources to achieve stabilization, growth and profit goals; developing 1-year Operating Plans and 3-to-5 year Business Plans; and managing the implementation of defined strategies and tactics to achieve near-term and long-range objectives with focus on increasing shareholder value. In addition, Employee has been elected to the Company's Board of Directors and will serve as the Chairman of the Board.

2. Performance: Employment shall commence on December 7, 1999. Employee shall devote all or such part of his time to the performance of his duties described in paragraph 1 above and to the performance of such other Executive duties as may be assigned to him from time to time by the majority of Directors of the Company. Acceptable performance of Employee is based on the judgement of the majority of the Company's Board and/or achievement of defined milestones such as those defined herein and/or profit goals specified in the Company's Board approved 1-year operating plan and/or long-term business plan.

The Company's Board of Directors shall have the right to terminate Employee at any time during the term of this Agreement, as long as all provisions of the Agreement are fulfilled by the Company to the Employee to the end of the Agreement term. However, in the event the Company terminates this agreement because Employee has been convicted of a felony, or any intentional fraud against the Company, the Company shall have no further obligations to Employee (whether stock, salary, or bonus). If Employee should voluntarily terminate employment prior to the end of the term of the Agreement, employee shall have prorated rights only to vested portions of stock options and no further rights to uninvested stock options. Additionally, Employee shall be entitled to the prorated share only of any earned bonus as identified in paragraph five herein.

3. Term: The term of this Agreement for Company and Employee shall be two years and 24 days (i.e. commencing on Dec. 7, 1999 and ending on Dec. 31, 2001). At the end of such term, the agreement, with the exception of the granting of further stock, shall be automatically renewed for periods of one year each, unless notice is given by either party at least one year before the end of the agreement and one year before the end of subsequent renewals.

4. Compensation: For services to be rendered by Employee in his capacity as Chairman of the Board and Chief Executive Officer, Company agrees to pay Employee a salary of $75,000 per annum, payable in equal semi-monthly installments. Employee shall be granted common stock options pursuant to the Company's Stock Option Plan and is subject to the execution of the

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Company's stock option agreement under that plan. Stock options granted shall total 600,000 authorized and registered shares. Stock option price shall be 12.5 cents per share. Vesting of total stock options shall occur monthly during the term of this agreement commencing on January 31, 2000 in equal installments of 25,000 shares.

In the event of newly authorized shares issued by the company, Employee shall be granted additional and similar stock options as per the original grant in order to maintain Employee's same percentage of total shares. No other operating Executive shall be entitled to receive more stock option shares than Employee during the term of this agreement. This provision shall not apply at any time following the termination of Employee's employment for any reason.

Employee shall have the right to exercise vested stock options at any time through two years after the termination of this agreement. If employee desires to sell all or a portion of vested options, Company may at its discretion, purchase vested stock options at market price as quoted by NASDAQ on the day of the transaction.

Employee and his family shall be provided the standard benefits under the Company's existing and future health, medical and other employee benefit plans made available to the Company's salaried, non-union employees. Employee shall be entitled to four weeks vacation.

5. Bonus: In addition to the base compensation described above, Company agrees to pay Employee an additional sum in the amount of $25,000 within sixty days following the first operating quarter in which Company attains breakeven in profit before taxes and legal expenses as defined herein. Additionally, Company agrees to provide an annual bonus of 5.0% of the profit before taxes and legal expenses as defined herein, of the Company to Employee, payable no later than 60 days after the end of the fiscal year. The determination of whether there is a profit before taxes shall be made in accordance with generally accepted accounting principles. However, any professional legal fees incurred by the Company related to the Parsow Litigation, Campbell Mithun Esty claim, trade creditors and/or employee severance situations will be excluded from such calculation. Confirmation of bonus compensation shall be made by Deloitte, Touche, the Company's auditors or other such auditors then regularly employed by the Company, and the determination of such auditor shall be binding on the parties to this agreement.

6. Expenses: In addition to the compensation provided in paragraph 4 hereof, Company will pay Employee such sums so as to reimburse Employee for reasonable expenses incurred in the performance of his duties. These shall include, but not be limited to, travel, hotel or lodging, meals, car rental and other such miscellaneous expenses in connection with his duties. Additionally, if Employee elects to lease or buy a vehicle, the Company will reimburse the monthly cost of such vehicle, its operating expenses and the tax liability incurred, such allowance not to exceed $1,000 per month.

7. Death: In the event of Employee's death or disability during the term of this Agreement or subsequent renewals, this Agreement shall terminate immediately except that Employee's family shall be entitled to receive the then current compensation, excluding additional stock options, for a period of six months from death or disability after the last day of the month in

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which death occurred. Additionally, Employee's Estate via its legal representatives shall be entitled to the prorata share of any bonuses earned in the year of Employee's death. Employee's legal representatives shall also have the right to exercise all vested stock options within the six-month period after death for the benefit of Employee's Estate.

8. Relocation: During the term of this Agreement or during subsequent renewal periods, Employee shall not be required to relocate to the area of the Company's corporate offices without his agreement, and Company will continue to reimburse employee for expenses as described in paragraph 6 throughout the term of this Agreement.

9. Director's and Officers Liability Insurance: Company agrees to maintain a policy in force providing no less than $5 million in liability insurance. Company additionally agrees to indemnify Employee from any personal liability occurring as a result of legal actions against the Company including the payment of all legal expenses related to such action.

10. Effect of Waiver: The waiver by either party of a breach of any provision of this Agreement shall not be construed a waiver of any subsequent breach thereof. This agreement contains the entire contractual understanding of the parties and may not be changed orally but only by a written instrument signed by the parties thereto.

11. Arbitration: Minnesota law shall be applicable to this contract and any controversy arising from, or related to this Agreement shall be determined by arbitration in the city of Minneapolis or other such location as mutually agreeable in accordance with the Rules of the American Arbitration Association, and judgment upon any such determination or award may be entered in any court having jurisdiction.

12. Transfer of Ownership or Control: In the event of transfer of ownership or control of the Company or its assets, this Agreement shall be binding on the new controlling interests or entity except that the then unvested stock options shall become immediately vested.

13. Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.

14. Notices: Any and all notices referred to herein shall be sufficient if furnished in writing, sent by registered mail or Fedex to the respective addresses noted above or other such addresses as may be given by the parties in writing in the future.

In witness whereof, the parties hereto have caused this Agreement to be executed by its duly authorized Director and its corporate seal to be hereunto affixed, the day and year indicated above.

    /s/ Harold M. Copperman                        /s/ Lawrence Pesin
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Harold M. Copperman, Director               Lawrence Pesin
For the Lamaur Board of Directors           Employee

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